Exhibit 99.1
AMETEK Completes Acquisition of FARO Technologies
Berwyn, Pa., July 21, 2025 - AMETEK, Inc. (NYSE: AME) today announced that it has completed its acquisition of FARO Technologies, Inc. for $44.00 per share in cash, or approximately $920 million, net of cash acquired. The completion of the transaction follows approval from FARO shareholders and the receipt of all regulatory approvals. As a result of the completion of the merger, the common stock of FARO will no longer be listed for trading on Nasdaq.

“We are pleased to announce the closing of this highly strategic acquisition and are excited to welcome the FARO Technologies team to AMETEK,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “FARO’s leadership in 3D metrology and digital reality solutions enhances our capabilities in precision measurement and supports our expansion into attractive market segments.”

FARO joins AMETEK as part of its Ultra Precision Technologies Division within AMETEK’s Electronic Instruments Group. FARO Technologies is a leading provider of 3D measurement and imaging solutions, including portable measurement arms, laser scanners and trackers, software solutions, and comprehensive service offerings. FARO’s precision manufacturing and digital reality solutions serve a diverse range of end markets. FARO had annual sales of approximately $340 million.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Forward Looking Statements
Statements in this release that are not strictly historical, including statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things: general economic conditions and conditions affecting the industry in which FARO operates; AMETEK’s ability to successfully integrate FARO’s operations and employees with AMETEK’s existing business; and the ability to realize anticipated growth, synergies and cost savings. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AMETEK’s Securities and Exchange

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Commission (the “SEC”) filings, including AMETEK’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and AMETEK does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Contacts:
Kevin Coleman
Vice President, Investor Relations and Treasurer
AMETEK, Inc.
kevin.coleman@ametek.com
Phone: 610-889-5247

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